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                                                                 EXHIBIT (C)(3)
April 26, 1997

                        [Letterhead of BBN Corporation]

GTE Corporation
1 Stamford Forum
Stamford, CT 06901-3516

                           CONFIDENTIALITY AGREEMENT

Ladies and Gentlemen:

  In connection with your possible interest in a transaction (the "Transaction") involving BBN Corporation (the "Company"), it is likely that technical and financial information and other information of a confidential or proprietary nature will be disclosed by both parties, their respective subsidiaries and affiliates. All such information (whether written or oral) furnished by either party's directors, officers, employees, affiliates, representatives, (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "Representatives") to the other party and all analyses, compilations, forecasts, studies, or other documents prepared by either party or its Representatives in connection with its or their review of, or its interest in, the Transaction which contain or reflect any such information is hereinafter referred to as the "Information". The term Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by the receiving party or its Representatives or (ii) is or becomes available to the receiving party on a nonconditional basis from a source (other than the disclosing party or its Representatives) which, to the best of the receiving party's knowledge after due inquiry, is not prohibited from disclosing such information to the receiving party by a legal, contractual, or fiduciary obligation.

Accordingly, it is hereby agreed:

  1. Each party and its Representatives (i) will keep the Information received from the other party confidential and will not (except as required by applicable law, regulation, or legal process, and only after compliance with paragraph 3 below), without the prior written consent of the disclosing party, disclose any Information in any manner whatsoever, and (ii) will not use any Information other than in connection with the evaluation of a Transaction; provided, however, that the receiving party may reveal the Information to its Representatives (a) who need to know the Information for the purpose of evaluating the Transaction, (b) who are informed by the receiving party of the confidential nature of the Information, and (c) who agree to act in accordance with the terms of this letter agreement. Each party will cause its Representatives to observe the terms of this letter agreement, and each party will be responsible for any breach of this letter agreement by any of its Representatives.

  2. Each party and its Representatives will not (except as required by applicable law, regulation, or legal process), without the prior written consent of the other party, disclose to any person the fact that the Information exists or has been made available, that the parties are or negotiations are taking or have taken place concerning the Transaction or involving the Company or any term, condition, or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof.

  3. In the event that either party or any of their Representatives is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, that party will notify the other promptly so that it may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this letter agreement.

  4. If either party determines not to proceed with the Transaction, that party will promptly inform the other party of that decision and, in that case, and at any time upon the request of either party or any of their Representatives, the party having such Information will, at its option, either
(i) promptly destroy all copies of the written Information in their or their Representatives' possession and confirm such destruction to the other party in writing, or (ii) promptly deliver to the other party all copies of the written Information in its or its Representatives' possession. All Information, including any oral Information will continue to be subject to the terms of this letter agreement.

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  5. The parties acknowledge that neither party or its Representatives, nor any of their respective officers, directors, employees, agents, or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended, makes any express or implied representation or warranty as to the accuracy or completeness of the Information, and the parties or omissions therefrom. The parties further agree that they are not entitled to rely on the accuracy or completeness of the Information and that they will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

  6. Each party is aware, and will advise its Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such Information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such Information.

  7. Each party will not for one year from the date hereof, directly or indirectly, unless specifically requested or approved in writing in advance by an executive officer of the Board of Directors of the other party, which approval, in the case of subparagraph (i) below, shall not be unreasonably withheld or delayed (in either case such other party being referred to for purposes of this paragraph as the "Other Party"):

    (i) acquire or agree, offer, seek, or propose to acquire (or request permission to do so), ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of substantially all of the Other Party's assets or businesses or in excess of 5% of the outstanding voting securities issued by the Other Party, or any rights or options to acquire such ownership (including from a third party), or

    (ii) directly or indirectly solicit or try to induce any employee of the Other Party to leave that employment, or agree to employ or to employ anyone who is at the time of such action, or was within the three month period prior thereto, an employee of the Other Party or any of its subsidiaries.

  Notwithstanding the foregoing, (a) the terms of the above subparagraph (i) shall be null and void (A) upon the execution of a contract between the parties hereto with respect to the Transaction or (B) in the event the Other Party fails to negotiate in good faith with respect to the Transaction and any agreement pertaining thereto or (C) if another person engages in any activity (or comparable activity) in which a party would be precluded from engaging by reason of this letter agreement or otherwise, or if another person proposes or announces an intention to engage in such activity (or comparable activity), and (b) the terms of the above subparagraph (i) shall not be applicable to the purchase and sale of any securities of either party by independent third-party managers of pension or other employee benefit plans who have not received any of the Information and who are acting as passive investors.

  8. The parties acknowledge that remedies at law may be inadequate to protect against any actual or threatened breach of this letter agreement by either party or by its Representatives, and, without prejudice to any rights and remedies otherwise available to the non-breaching party, the breaching party agrees to the granting of injunctive relief in favor of the non-breaching party without proof of actual damages.

  9. No failure or delay by a party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.


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  10. This letter agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts between residents of that state and executed in and to be performed in that state.

  11. This letter agreement contains the entire agreement between you and us concerning the confidentiality of the Information, and no modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us.

  Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                                          Very truly yours,

                                          BBN CORPORATION

                                                    /s/ John Montjoy
                                          By: _________________________________

                                                      John Montjoy
                                          Name: _______________________________

                                                  Senior Vice President
                                          Title: ______________________________

Accepted and Agreed as of the
date first written above:

GTE CORPORATION

         /s/ Marianne Drost
By: _________________________________

           Marianne Drost
Name: _______________________________

              Secretary
Title: ______________________________

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